Exhibit 16.1

To whom it may concern :

We have read the statements made in Item 4.01- Changes in Accountants included in the Form 8-K of Brain Scientific Inc. (formerly All Soft Gels, Inc.) dated September 27, 2018 as they relate to our firm, M&K CPAS, PLLC, and agree with those statements made therein . We have no basis to agree or disagree with any other statements made in said Form 8-K and its accompanying exhibits.

Sincerely,

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC